EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

AVID TECHNOLOGY, INC.,

PINNACLE SYSTEMS, INC.,

AVID TECHNOLOGY GMBH,

 AVID DEVELOPMENT GMBH,

AVID TECHNOLOGY INTERNATIONAL BV,

AND

PCTV CORP.

Dated October 25, 2008

Disclosure Schedule Schedules:
Schedule 1.1(a)(i)	Fixed Assets
Schedule 1.1(a)(ii)	Assigned Contracts
Schedule 1.1(a)(iii)	Seller PCTV Intellectual Property
Schedule 1.1(a)(vii)	Permits and Certifications
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Buyer Liabilities
Schedule 1.1(d)(v)	Excluded Liabilities
Schedule 4.8	Codecs
Schedule 9.1	Business Employees

Exhibits:
Exhibit A –	Form of Bill of Sale
Exhibit B –	Buyer Parent Guaranty
Exhibit C –	Form of Assumption Agreement
Exhibit D –	Form of Inventory Agreement
Exhibit E –	Form of License Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (together with the Disclosure Schedules and the other schedules and exhibits hereto, the “Agreement”) is entered into as of October 25, 2008, by and among Avid Technology, Inc., a Delaware corporation (the “Parent”), Pinnacle Systems, Inc., a California corporation and a wholly owned subsidiary of the Parent (“Pinnacle”), Avid Technology GmbH, a limited liability company organized under the laws of Germany, Avid Development GmbH, a limited liability company organized under the laws of Germany, Avid Technology International BV (each a “Seller” and collectively with Parent and Pinnacle, the “Sellers”), and PCTV Corp., a Delaware corporation (the “Buyer”).  The Sellers and the Buyer are sometimes referred to collectively as the “Parties.”

RECITALS

A           The Sellers are engaged, among other matters, in the Business.

B.           On the terms and conditions hereinafter set forth, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, certain assets of the Sellers, and the Buyer desires to assume certain liabilities of the Sellers.

C.           Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; CLOSING

1.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Purchase and Sale of Assets.  On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of all Security Interests, all right, title and interest held by the Sellers in and to the following assets and properties, as the same shall exist as of the Closing (the “Acquired Assets”):

(i) the computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, forklifts, tools and tooling, supplies, office equipment, racking, storage and other tangible personal property in each case listed on Schedule 1.1(a)(i) (and all replacements thereof) (the “Fixed Assets”) and all warranties and guarantees, if any, express or implied, existing for the benefit of a Seller in connection therewith;

(ii) the Assigned Contracts, except as provided in Section 1.4;

(iii) the Seller PCTV Intellectual Property;

(iv) technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, and other confidential business information, and for all software, an electronic copy of all source code and object code, together with all reasonably available relevant, database schemas, user interface specifications, logic flow diagrams, development documentation, including developer notes and memoranda, in each case exclusively used in the Business;

(v) copies of the Sellers’ customer and vendor lists related to the Business;

(vi) the Sellers’ customer and vendor lists exclusively related to the Business;

(vii) the Permits and Certifications, to the extent that such Permits and Certifications are transferable under applicable law;

(viii) all actions, claims, causes of action, rights of recovery and rights of set off to the extent that such actions, claims, causes of action, rights of recovery and rights of set off arising on and after the Closing exclusively relate to the Acquired Assets, Business  and/or the Buyer Liabilities;

(ix) the Sellers’ goodwill with respect to the Business;

(x) rights to insurance claims, related refunds and proceeds to the extent arising from or related to the Fixed Assets; and

(xi)   all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, subject to any restrictions imposed by applicable law on the transfer of employee files and other materials related to classified programs, in each case exclusively used in the Business;  provided, however that (A) the Sellers shall be entitled to retain a copy of each of the foregoing and (B) the Sellers shall use their commercially reasonable efforts to comply with any restrictions imposed by applicable law to enable the Sellers to transfer any of the items set forth in this Section 1.1(a)(xi) to Buyer.

(b) Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following assets and properties (the “Excluded Assets”):

(i) cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(ii) assets, properties or rights listed on, or arising under any Contracts that are not Assigned Contracts;

(iii) rights to insurance claims, related refunds and proceeds to the extent arising from or related to the Excluded Assets and the Excluded Liabilities;

(iv) rights which accrue or will accrue to the benefit of the Sellers under this Agreement or the Ancillary Agreements;

(v) rights relating to refunds or recoupment of Taxes of the Sellers, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

(vi) actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Excluded Liabilities;

(vii) books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials to the extent not related to the Business, Acquired Assets or Buyer Liabilities;

(viii) Intellectual Property of the Sellers or any of their respective Subsidiaries other than the Seller PCTV Intellectual Property; and

(ix) assets, properties and items listed on Schedule 1.1(b) hereto.

(c) Buyer Liabilities.  The Buyer shall be responsible for paying, performing and discharging, and, subject to the provisions of Article VI, shall indemnify the Sellers and their Affiliates with respect to (and shall hold each of them harmless against), all liabilities and obligations of every kind, nature and description (whether in contract, tort or otherwise, fixed or contingent, inchoate or otherwise) of the Buyer or any of its Affiliates that arise out of or relate to (x) the Buyer’s or any of its Affiliates’ ownership, possession, operation or uses of the Acquired Assets from and after the Closing, (y) the Buyer’s or any of its Affiliates’ conduct of the Business as Conducted by the Buyer from and after the Closing, or (z) any other action (or actionable inaction) from and after the Closing of the Buyer or any of its Affiliates in connection with the matters set forth in clauses (x) and (y) of this Section 1.1(c) (such liabilities and obligations of the Buyer or any of its Affiliates, together with the liabilities and obligations set forth in the next sentence and clauses (i) through (v) of this Section 1.1(c) below, the “Buyer Liabilities”).  In addition, on the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, from and after the Closing, the Buyer shall assume, pay, perform and discharge, as and when due, only the following liabilities and obligations of the Sellers:

(i) except to the extent provided in Section 1.4 of this Agreement, liabilities and obligations arising after the Closing under the Assigned Contracts, except that the Buyer shall not assume, pay, perform or discharge any liability or obligation (including any acceleration of any such liability or obligation) to the extent that it results from, or relates to, or arises out of any breach or violation of, or default under (in each case with or without notice or lapse or time or both), or any failure to give a notice or to obtain a consent or waiver required by any such Assigned Contract by any Seller prior to the Closing;

(ii) liabilities and obligations arising after the Closing under the Permits and Certifications transferred pursuant to Section 1.1(a), except that the Buyer shall not assume, pay, perform or discharge any liability or obligation to the extent that it arises out of or relates to any noncompliance with such Permits and Certifications prior to the Closing;

(iii) liabilities and obligations in connection with the matters set forth on Schedule 1.1(c); and

(iv) the Assumed Employee Liabilities;

(v) as and to the extent provided in Section 10.7, the Assumed Warranty Obligations.

Solely for the avoidance of doubt, it is understood and agreed by the Parties that the Buyer Liabilities do not include any of the Excluded Liabilities or any liabilities or obligations for which Sellers are required to indemnify the Indemnified Buyer Parties pursuant to Article VI.

(d) Excluded Liabilities.  Except for the Buyer Liabilities, in no event shall the Buyer be responsible for paying, performing or discharging, nor shall the Buyer be obligated to indemnify the Sellers and their Affiliates with respect to (or to hold the Sellers and their Affiliates harmless against) any liability or obligation of any kind, nature or description (whether in contract, tort or otherwise, fixed or contingent, inchoate or otherwise) under this Agreement, including under this Section 1.1, or otherwise, of any Seller or any Affiliate of any Seller or any predecessor of any of the foregoing) of any kind, nature or description whatsoever, whether in contract or tort, fixed or contingent, inchoate or otherwise (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, “Excluded Liabilities” includes (i) all liabilities and obligations (other than liabilities and obligations set forth in clauses (i) through (v) of Section 1.1(c)) that arise out of or relate to (x) the Sellers’ ownership, possession, operation or uses of the Acquired Assets prior to the Closing, (y) the Sellers’ conduct of the Business prior to the Closing, or (z) any other action (or actionable inaction) prior to the Closing of any Seller or any of their respective Affiliates or any predecessor to any of them in connection with the matters set forth in clauses (x) and (y) of this Section 1.1(d), and (ii) all liabilities and obligations (except for the Assumed Employee Liabilities) with respect to any and all employees of the Sellers or their Affiliates that arise out of or relate to such employees’ employment relationship with the Sellers or their Affiliates or the actual, deemed or claimed termination, severance, separation or termination of such employment relationship with the Sellers or their Affiliates. .

1.2 Purchase Price and Related Matters.

(a) Purchase Price.  The cash purchase price payable by the Buyer to the Sellers for the Acquired Assets shall be Five Million Dollars ($5,000,000).

(b) Allocation of Purchase Price.  The Tax Purchase Price shall be allocated among the Acquired Assets and the covenant contained in Section 10.2 as follows:

(i) the Parent shall prepare and deliver to the Buyer, within thirty (30) days following the Closing Date, a schedule setting forth a proposed allocation of the Tax Purchase Price among the Acquired Assets.  The Buyer shall deliver to the Parent, within thirty (30) days after delivery of such allocation schedule, either a notice indicating that the Buyer accepts such allocation schedule or a statement detailing its objections to such allocation schedule.  If the Buyer delivers to the Parent a notice accepting the Parent’s allocation schedule, or if the Buyer does not deliver a written objection within such thirty (30)-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such thirtieth (30th) day, such allocation schedule shall be deemed to be accepted by the Buyer.  If the Buyer timely objects to the Parent’s schedule and the Buyer and the Parent cannot reach agreement on such allocation within fifteen (15) days following the date that the Buyer notified the Parent of the objection, then the Buyer and the Parent shall jointly engage the Accountant.  If the Accountant determines that the allocation schedule provided by the Parent was reasonable, such allocation schedule shall be final.  If the Accountant determines that the allocation schedule provided by the Parent was unreasonable, the Accountant shall prepare the allocation schedule based upon its appraisal of the fair value of the Acquired Assets and the covenant set forth in Section 10.2 among which the Tax Purchase Price is to be allocated.  The Buyer and the Parent agree to provide to the Accountant such information as the Accountant may reasonably request in connection with the preparation of such schedule and shall request that the Accountant prepare and deliver to the Parent and the Buyer such allocation schedule as promptly as practicable.  If the Accountant determines that the allocation schedule provided by the Parent was reasonable, then the fees and expenses of the Accountant shall be borne by the Buyer and if the Accountant determines that the allocation schedule provided by the Parent was unreasonable, then the fees and expenses of the Accountant shall be borne by the Sellers.

(ii) All Tax Returns and reports filed by the Buyer and the Sellers shall be prepared consistently with such allocation, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code.  The parties shall make jointly the necessary elections and execute and file, within the prescribed times therefor, the prescribed election forms and any other documents required to give effect to the foregoing and also prepare and file all of their respective Tax Returns in a manner consistent with such elections.  The resolution by the Accountant of the matters set forth in this Section 1.2(b) shall be conclusive and binding upon the Buyer and the Sellers.  The Buyer and the Sellers agree that the procedure set forth in this Section 1.2(b) for resolving disputes with respect to the allocation of the Tax Purchase Price shall be the sole and exclusive method for resolving any such disputes; provided, however that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Accountant.

1.3 The Closing.

(a) Time and Location.  The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Palo Alto, California, as soon as practicable following the satisfaction of the conditions set forth in Sections 5.1 and 5.2 hereof, or at such place and on such date as may be mutually agreed to by the Parties in writing.  The date of the Closing is referred to in this Agreement as the “Closing Date.”  The Closing will be deemed effective at 12:01 a.m. EST on the Closing Date.

(b) Actions at the Closing.

At the Closing:

(i) the Sellers shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii) the Buyer shall deliver (or cause to be delivered) to the Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii) the Sellers shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit A;

(iv) the Sellers shall deliver to the Buyer the Business Financial Statements;

(v) the Sellers and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets owned by the Sellers;

(vi) the Buyer and the relevant Seller shall execute and deliver the German Transfer Deed, in form reasonably acceptable to the Buyer and the Sellers;

(vii) the Buyer shall execute and deliver to each Seller an Assumption Agreement in substantially the form attached hereto as Exhibit C;

(viii) the Buyer and the Sellers shall execute and deliver the Inventory Agreement in substantially the form attached hereto as Exhibit D;

(ix) the Buyer and the Sellers shall execute and deliver the License Agreement in substantially the form attached hereto as Exhibit E;

(x) the Buyer and the Sellers shall execute and deliver the Transition Services Agreement;

(xi) the Buyer and the Sellers shall received the Codec License Agreement;

(xii) the Buyer and the Sellers shall execute and deliver such other instruments as any Seller may reasonably request in order to effect the assumption by the Buyer of the Buyer Liabilities;

(xiii) the Buyer shall pay to the Sellers the Purchase Price in cash by wire transfer of immediately available funds into an account designated by the Sellers in writing not less than two (2) Business Days before the Closing Date;

(xiv) the Sellers shall deliver to the Buyer all of the Acquired Assets of a tangible nature owned by the Sellers; and

(xv) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4 Consents to Assignment.  To the extent that any Seller’s rights under any Contract, Permit or other Acquired Asset to be assigned to the Buyer hereunder may not be assigned without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign such Acquired Asset if an attempted assignment would constitute a breach or violation pursuant to, or under such Acquired Asset, or be unlawful.  The Sellers shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible and all costs and expenses of obtaining any such consent shall be the responsibility of the Sellers (it being understood and agreed that nothing herein shall require any Seller, in connection with any such required consent or arrangement, (i) to pay or assume responsibility for any unreasonable cost or expense or (ii) to agree to additional terms and conditions that are adverse to any Seller in any material respect, in each case in connection with a Contract, Permit or other Acquired Asset).  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights in and to the Acquired Asset in question so that the Buyer would not in effect acquire the material benefit of all such rights, each Seller, shall, at the Buyer’s reasonable request, without charge to the Buyer, cooperate with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.  The foregoing shall not be construed to limit or modify any of the conditions precedent to the Buyer’s obligation to consummate the transactions contemplated hereby pursuant to the provisions of Section 5.1 hereof.

1.5 Further Assurances; Post Closing Assets; Transfer of Certain Assets.

(a) On and after the Closing Date, (a) upon written request of the Buyer, each Seller shall take or cause to be taken all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be reasonably necessary or desirable to convey and transfer to the Buyer the Acquired Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement and the Ancillary Agreements and the related agreements and documents executed in connection herewith, and (b) the Parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and the related Ancillary Agreements and related agreements and documents executed in connection herewith.

(b) During the six (6) month period following the Closing Date, the Sellers shall cooperate in good faith with the Buyer (at the request of the Buyer) for the purpose of assisting the Buyer in ascertaining and identifying any assets or properties of the Business that constitute assets and properties used in the Business and that are material and necessary for the operation of the Business and that are not Excluded Assets (the “Post Closing Assets”).  If any Post Closing Assets are identified by the Buyer (and agreed by the Sellers or, in the event of a dispute, determined by an arbitrator or court of competent jurisdiction to constitute Post Closing Assets), then (i) to the extent that such Post Closing Asset is owned by any Seller or any  Affiliate thereof, and is exclusively used in the Business, the applicable Seller shall, and shall cause such Affiliate to, without any further consideration, sell and deliver such Post Closing Asset to the Buyer, (ii) to the extent that any such Post Closing Asset is owned by any Seller or any Affiliate thereof, and used in the Business, the applicable Seller shall, and shall cause such Affiliate to, grant a license to the Buyer to such portion or component of such Post Closing Asset used in the Business (on terms and conditions reasonably acceptable to the Buyer and the Seller, it being acknowledged and agreed (i) that for purposes of this parenthetical phrase only, the terms and conditions of the License Agreement are deemed reasonable, and (ii) such arrangement shall be at no cost to the Buyer) and (iii) to the extent that any such Post Closing Asset is not owned by the Sellers or any Affiliate thereof and used in the Business, the applicable Seller shall, and shall cause such Affiliate to, use its commercially reasonable efforts to assist the Buyer in obtaining a license to such Post Closing Asset (on terms reasonably acceptable to the Buyer and the Seller).

(c) With respect to any Acquired Assets that are computer software or are otherwise determined to constitute “prewritten programs” within the meaning of the California Sales and Use Tax Regulations (collectively, the “Purchased Software”), the Buyer and the Sellers shall (and, to the extent appropriate, the Sellers shall cause their Affiliates to) take all steps reasonably necessary to ensure that the transfer of the Purchased Software is not subject to California sales or use Tax, including transferring the Purchased Software either (i) by remote telecommunications (where the Buyer does not obtain possession of any tangible personal property, such as storage media, in connection with the transfer) or (ii) by the Sellers (and, to the extent appropriate, the Sellers’ Affiliates) installing the Purchased Software on the Buyer’s computers without providing any storage media to the Buyer in connection with the transfer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article II, as supplemented and qualified by the Disclosure Schedule, are true and correct as of the date hereof.  The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business.

2.1 Organization, Qualification and Corporate Power.  Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization (Delaware with respect to the Parent and California with respect to Pinnacle) and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that does not in and of itself result in a Business Material Adverse Effect.  The copies of the charter documents and bylaws of each Seller, as amended to date, which have been delivered to the Buyer or its counsel, are true and complete copies of those documents as in effect on the date hereof.  Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

2.2 Authority.  Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each Seller and no other corporate action is required on the part of any Seller.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3 Noncontravention.  Neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller is, or will be, a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of such Seller;

(b) require on the part of any Seller any filing with any Governmental Entity, or any Permit, except for any filing or Permit which if not obtained or made would not reasonably be expected to result in a Business Material Adverse Effect;

(c) violate, conflict with (with or without due notice or lapse of time or both), result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any Contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which any Seller is a party or by which any Seller is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that does not in and of itself result in a Business Material Adverse Effect or (ii) any notice, consent or waiver the absence of which does not in and of itself result in a Business Material Adverse Effect; or

(d) violate any order, writ, injunction or Decree against or binding upon, or statute, rule or regulation applicable to, any Seller or any of or their respective properties or assets, except for any violation that does not in and of itself result in a Business Material Adverse Effect.

2.4 Warranty Claims.  Section 2.4 of the Disclosure Schedule sets forth a true and complete list of all warranty claims for Business Products made against the Sellers and its Affiliates during the period from January 1, 2007 to September 30, 2008.  All Business Products have a two (2) year warranty measured from the date of sale of such Business Product.

2.5 Financial Statements.  (a) The Business Financial Statements when delivered to the Buyer, (i) will be true, accurate and complete in all material respects, (ii) will be in accordance with the books and records of the Sellers with respect to the Business, (iii) will fairly present in all material respects the financial position of the Business as conducted by the Sellers as of such dates set forth therein and the results of operations and cash flows of the Business as conducted by the Sellers for such periods for which information is presented, and (iv) will be prepared in conformity with GAAP consistently applied throughout the periods covered thereby.  The Business Financial Statements will be audited by BDO Seidman, LLP, whose audit report thereon will be included therein.  Except as set forth in Section 2.5(a) of the Disclosure Schedule, as of June 30, 2008, no Seller and no Affiliate of any Seller has any liability, obligation or debt (contingent or absolute, inchoate or otherwise), related to or arising from the Business or the Acquired Assets, other than liabilities, obligations and debts required to be disclosed in the balance sheet included in the Business Financial Statements or in the footnotes to the Business Financial Statements, which in each case are so included in such balance sheet or footnotes. Since June 30, 2008 and except as set forth in Section 2.5(a) of the Disclosure Schedule, the liabilities and obligations of the Sellers to be assumed by the Buyer under the Assigned Contracts, the Permits and Certifications, the Open Customer Orders, the Open Vendor Orders and the Assumed Warranty Obligations were incurred in the ordinary course of business.

(b) Unaudited Financial Information.  The Unaudited Financial Information, (i) is true, accurate and complete in all material respects as to the information presented, (ii) are in accordance with the books and records of the Sellers with respect to the Business, (iii) fairly present in all material respects the information presented therein as of the dates set forth therein, and (iv) was prepared in conformity with GAAP consistently applied throughout the periods covered thereby.

2.6 Absence of Certain Changes.  Except as contemplated by this Agreement, between June 30, 2008 and the date of this Agreement, (i) there has occurred no event or development, which, individually or in the aggregate, has had, or will have in and of itself a Business Material Adverse Effect, and (ii) to the Knowledge of the Sellers, there is no event or development threatened that will have in and of  itself a Business Material Adverse Effect.  Except as contemplated by this Agreement, between June 30, 2008 and the date of this Agreement, none of the Sellers or any of their respective Subsidiaries has taken any of the following actions (or caused or permitted any of the following events to occur) with respect to the Business:

(a) granted or amended any rights to severance benefits, “stay pay” or termination pay (other than as provided for in the social plan (Sozialplan) according to Sections 111 et al of the German Works Council Constitution Act (Betriebsverfassungsgesetz), currently being negotiated by the Sellers) to, or entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with, any director, officer, consultant or employee of the Business in the ordinary course of business, consistent with Past Practices;

(b) materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP or applicable local generally accepted accounting principles;

(c) sold, leased, disposed of, assigned any assets, properties or rights that but for such sale, lease, disposition or assignment would have constituted Acquired Assets, except in the ordinary course of business, consistent with Past Practices;

(d) other than this Agreement and the transactions contemplated hereby, entered into or amended any material Contract or otherwise took any material action, or made any material commitment, not in the ordinary course of business;

(e) mortgaged, pledged or subjected to any Security Interest any of the Acquired Assets or permitted any of the Acquired Assets to be subjected to any Security Interest;

(f) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any of the Acquired Assets; or

(g) entered into any Contract with respect to any of the matters referred to in subsections (a) through (g) of this Section 2.6.

2.7 Taxes.                      All Taxes imposed by any taxing authority, which have or may become due or payable by each Seller and its Affiliates, in each case arising from the Business, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account of the Business and which will be reflected in the Business Financial Statements.  All deposits required by law to be made by each Seller or with respect to estimated income, franchise and employees' withholding Taxes in connection with the Business have been duly made.  No sales or use Taxes are required to be collected by or on behalf the Sellers in connection with the Seller’s operation of the Business.

2.8 Tangible Personal Property.  The applicable Seller owns and has good title to all of the Acquired Assets, free and clear of all Security Interests.  No person other than the Sellers owns any property or rights, tangible or intangible, directly or indirectly, in the Acquired Assets.

2.9 Intellectual Property.  Section 2.9 of the Disclosure Schedule sets forth a true and complete list and brief description of each item of Seller PCTV Intellectual Property owned by each Seller.  Each item of Seller PCTV Intellectual Property owned by each Seller immediately prior to the Closing in the Business will be owned or available for use by the Buyer on substantially identical terms and conditions with respect to the Business immediately subsequent to the Closing.  No Seller has received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation by Seller of Intellectual Property Rights of any Person with respect to the Business.  No Seller is aware of any infringement, misappropriation, or violation by Seller of Intellectual Property Rights of any person with respect to the Business, and believes in good faith that no Person has a meritorious claim for the same.  To the Knowledge of each Seller, no Person has infringed upon, misappropriated, or otherwise violated any of the Seller PCTV Intellectual Property owned by the Sellers with respect to the Business.  Except as set forth on Section 2.9 of the Disclosure Schedule, no Seller (a) has exclusively licensed or exclusively granted to any Person express rights to use any of the Seller PCTV Intellectual Property that is owned by the Sellers and used exclusively in the Business, (b) pays, and is not obligated to pay, royalties to any Person for use of any Intellectual Property rights with respect to the operation of the Business, (c) has licensed the Seller PCTV Intellectual Property that is owned by the Sellers and used exclusively in the Business except for licenses provided in the ordinary course of business with the sale of a product, and (d) is not otherwise a party to, or bound by, any oral or written Contract under which a Person has granted to the Sellers any express rights or licenses with respect to any Seller PCTV Intellectual Property (the “Listed Intellectual Property Agreements”).  A true and complete copy of each of the written Listed Intellectual Property Agreements has been delivered to the Buyer or its counsel.  Each applicable Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Intellectual Property Agreements, is not in default in any material respect under any of the Listed Intellectual Property Agreements and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.  To the Knowledge of each Seller, there is no default under any of the Listed Intellectual Property Agreements by any other party thereto or by any other Person bound thereunder.  Except as set forth on Section 2.9 of the Disclosure Schedule, each of the Listed Intellectual Property Agreements is freely assignable to the Buyer.

2.10 Contracts.  (a) The Sellers have delivered to the Buyer a complete and accurate copy of each Assigned Contract.  Each Assigned Contract is a valid and binding obligation of the applicable Seller, as the case may be, and, to the Knowledge of the Sellers, of each other party thereto, except for any such failure to be valid and binding that in and of itself results in a Business Material Adverse Effect.  Each Seller and its Affiliates has in all material respects performed all obligations required to be performed by it as of the date hereof under all such Assigned Contracts, is not in default in any material respect under any of the Assigned Contracts, and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.  To each Seller’s Knowledge, there is no default under any of the Assigned Contracts by any other party thereto or by any other Person bound thereunder that will in and of itself result in a Business Material Adverse Effect. Each of the Assigned Contracts are freely assignable to the Buyer.  Except for the Assigned Contracts, Open Customer Orders and Open Vendor Orders, no Contracts to which any Seller or Affiliate thereof is a party is required to own the Acquired Assets operate the Business or assume the Buyer Liabilities by the Buyer in the ordinary course of business consistent with Past Practice.

(b) Schedule 2.10(b) attached hereto set forth the true, accurate and complete terms and conditions of each Open Customer Order and each Open Vendor Order as well as the terms and conditions of all Contracts with customers and vendors with respect to the Business.

2.11 Litigation.  There is no Action relating to any Seller or any of the Acquired Assets or the Business pending or, to the Knowledge of any Seller, threatened, or any Decree outstanding, against any Seller or against or relating to any of the Acquired Assets or the Business.  To the Knowledge of each Seller, there exists no basis for any such Action or Decree which will in and of itself, or is reasonably expected to result in a Business Material Adverse Effect.  Section 2.11 of the Disclosure Schedule sets forth for the current fiscal year and each of the past two (2) fiscal years a statement describing each Action (excluding any ordinary course warranty claims under each Seller’s product warranties) made by a Person against each Seller in connection with the Business, whether or not such claim was submitted to any Seller’s insurance carrier, including (i) the name of the claimant; (ii) the amount and a description of the claim and (iii) the resolution of the claim.

2.12 Backlog of Product. Section 2.12 of the Disclosure Schedule sets forth a true and complete description in all material respects the backlog of the Sellers and their Affiliates of Business Product as of the date hereof.

2.13 Operations Information.  Section 2.13 of the Disclosure Schedule identifies (a) all customer Contracts subsisting as of the date hereof between any of the Sellers and their Affiliates, on the one hand, and any customer of the Business, on the other hand, (b) all Open Vendor Orders subsisting as of the date hereof between any of the Sellers and their Affiliates and any vendor to the Business, (c) all Open Customer Orders subsisting as of the date hereof between any of the Sellers and their Affiliates and any customer of the Business (in each case with confidential information redacted), (d) Sellers’ current standard terms and conditions for vendor purchase orders and customer purchase orders, and (e) Sellers’ currently outstanding market development funds currently committed by Sellers to resellers of products of the Business.  To the Knowledge of Sellers, Sellers have no binding Contracts with customers or vendors of the Business, other than the obligations identified in Section 2.13 of the Disclosure Schedule and other than obligations that would not reasonably be expected to have a Business Material Adverse Effect.

2.14 Ownership and Condition of Assets.  Each Seller owns outright, and has good and marketable title to, all of the Acquired Assets free and clear of all Security Interests and each Seller has the right to grant the licenses set forth in the License Agreement with respect to the Licensed Business Technology (as defined therein). has good and valid rights to grant the licenses set forth in the License Agreement with respect to the Licensed Business Technology.  The Acquired Assets constitute all assets necessary for, or used by the Sellers in, the conduct of the Business as conducted on the date hereof.  None of the Acquired Assets are subject to any restriction with regard to transferability.  No Affiliate of any Seller owns any of the Acquired Assets.

2.15 Suppliers.  Section 2.15 of the Disclosure Schedule lists the names and addresses of each of the five (5) largest suppliers (measured by dollar amount of purchases by the Sellers and/or their Affiliates from such suppliers) of the Business (the “Business Suppliers”) for (i) the nine-month period ended September 30, 2008 and (ii) March 1, 2007 to December 31, 2007, together with the approximate total dollar amount of purchases by the Business from each such supplier during each such periods. Since June 30, 2008, there has been no change in the business relationship of any Seller or its Affiliates with any of the Business Suppliers that will in and of itself have a Business Material Adverse Effect.  No Seller has any Knowledge that, after the Closing, any such Business Supplier or other substantial Supplier to all Sellers will or may require the payment of materially higher prices for its goods or services, or will be unable to continue to supply goods or services to each Seller with respect to the Business as supplied on the date hereof, or will or may cease to continue the relationship, or otherwise materially modify the relationship with each Seller or its Affiliates with respect to the Business that has existed prior to the date hereof.

2.16 Customers.  Section 2.16 of the Disclosure Schedule lists the names and addresses of top twenty (20) customers (by sales volume and unit sales) of the Business (the “Business Customers”) for (i) the six-month period ended June 30, 2008 and (ii) the 2007 fiscal year, together with the approximate amount for which each such Business Customer was invoiced during each such year and period, and all amounts written off by each Seller or its Affiliates with respect to each such Business Customer during each such year and period.  Between June 30, 2008 and the date hereof, there has been no change in the business relationship of any Seller with any Business Customer that will have in and of itself a Business Material Adverse Effect.  The Sellers have no Knowledge as of the date hereof, that any Business Customer currently intends to materially modify its relationship with the Business.

2.17 Permits; Certifications.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a true and complete list of all material Permits from all Governmental Entities held by each Seller and its Affiliates and required to carry on the Business.  The Sellers have all material Permits of all Governmental Entities required to carry on the Business as presently conducted.  All such material Permits of Governmental Entities are in full force and effect, and, to each Seller’s Knowledge, no suspension or cancellation of any of such material Permits is threatened.  Each Seller is in material compliance with all material requirements, standards and procedures of the Governmental Entities which have issued such Permits.

(b) Section 2.17(b) of the Disclosure Schedule attached hereto sets forth a true and complete list of all Certifications held by each Seller.  All such Certifications are in full force and effect and, to each Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened as of the date hereof.

2.18 Solvency.  Each Seller is, and immediately after the Closing will be, (a) solvent, and (b) able to pay its current and anticipated debts as such debts mature.  Each Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

2.19 Products Liability; Products Liability Insurance.

(a) (i) There is no notice, demand, claim, Action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any Governmental Entity, against or involving any products manufactured, produced, distributed or sold by or on behalf any Seller or its Affiliates (including any parts or components) pursuant to the Business (collectively, “Business Products”), or class of claims or Actions involving the same which is pending or, to the Knowledge of any Seller, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Business Product, or any alleged failure to warn, or from any breach of implied warranties or representations; (ii) to the Knowledge of each Seller, there has not been any Occurrence; and (iii) there has not been, nor is there under consideration or investigation by any Seller or its Affiliates, any Business Product rework or retrofit conducted by or on behalf of any Seller or its Affiliates.

(b) Each product liability insurance policy of the Sellers relating to the Business Products (the “Product Liability Policies”) is in full force and effect, except for any such failure to be in full force and effect that will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect. To the Knowledge of the Sellers, there is no material claim pending under any such Product Liability Policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy and each Seller is otherwise in compliance in all material respects with the terms of such Product Liability Policies.  No Seller nor any Affiliate thereof has received written notice of any threatened termination of any such Product Liability Policy.

2.20 Employment Matters.

(a) Section 2.20 of the Disclosure Schedule contains a list, as of the date of this Agreement, of all Business Employees whose annual rate of compensation exceeds $40,000 per year and along with the position of each such person.  Each current Business Employee has entered into a Nondisclosure, Work Results and Intellectual Property Agreement with the applicable Seller, a copy or form of which has previously been delivered or made available to the Buyer.  Section 2.20 of the Disclosure Schedule contains a list of all Business Employees who are a party to a non-competition agreement with any Seller; copies of such agreements have previously been delivered to the Buyer.

(b) None of the Sellers is a party to or bound by any collective bargaining agreement relating to the Business, nor has any Seller, with respect to the Business, experienced, since June 30, 2008, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) With respect to each Business Benefit Plan that is maintained outside the jurisdiction of the United States and exclusively covers the Business Employees residing or working in Germany, (i) the Business Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable laws; and (ii) all contributions and expenses that are required to be made have been made or properly accrued.

(d) No Seller maintains, or ever has maintained, or has been, or is required to maintain any welfare, benefit, or similar plan (whether or not subject to ERISA) with respect to the Business in the United States.

2.21 Environmental Matters.

(a) To the Knowledge of the Sellers, except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) the Business operations at the properties of the Business are in compliance with applicable Environmental Laws, except for any failure to comply with Environmental Laws that will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect;

(ii) there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving any of the properties of the Business or any property formerly owned or operated by the Business, except for any such litigation, notice, proceeding, investigation or claim that will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect; and

(iii) the applicable Seller has those Permits, licenses and approvals required under Environmental Law to operate the properties of the Business as currently operated by such Seller, as the case may be, except for any such Permits, licenses or approvals the absence of which will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect; and

(iv) no Materials of Environmental Concern have been Released by the Business at any property of the Business in violation of applicable Environmental Law, except for any such Release that will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect.

(b) The Parties agree that the only representations and warranties of the Sellers herein as to any Environmental Matters or any other obligation or liability with respect to Matters of Environmental Concern are those contained in this Section 2.21.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.20 and 2.22 do not relate to Environmental Matters.

2.22 Legal Compliance.  With respect to the Business, each Seller and its Affiliates is in compliance with all applicable laws (including rules and regulations thereunder) and Decrees of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business, except where the failure to comply therewith will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect.  None of the Sellers or their Affiliates have received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, except for any that will not in and of itself, and would not reasonably be expected to, result in a Business Material Adverse Effect.

2.23 Business Relationships with Affiliates.  There are no Contracts with respect to the Business whereby any “affiliate” (as defined in Rule 12b-2 of the Securities Act of 1934)  (or spouse or relative thereof) of any Seller directly or indirectly (i) owns any property or right, tangible or intangible, which is used in the Business, (ii) has any claim or cause of action against the Business, (iii) owes any money to, or is owed any money by, the Business or (iv) has any material ownership interest in any supplier or customer of the Business.

2.24 Brokers’ Fees.  None of the Sellers has any liability or obligation to pay any fees or commissions to any Person to act as a broker, finder, investment bank, financial advisor or agent or the like with respect to the transactions contemplated by this Agreement or any Ancillary Agreement that would constitute a Buyer Liability.

2.25 Warranties.  Section 2.25 of the Disclosure Schedule contains the standard forms of product warranty offered by the Sellers or its Affiliates to end customers for Business Products.  No Seller nor any Affiliate has granted any warranty other than such standard warranty with respect to Business Products.

2.26 Consents.  Section 2.26 of the Disclosure Schedule sets forth a true and complete list of all material consents of Governmental Entities, and of other Persons required to be received by or on the part of any Seller or its Affiliates required to enter into and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  All such consents have been obtained or will be obtained on or prior to Closing.

2.27 Joint and Several Obligations of the Sellers.  All representations, warranties, covenants and agreements made by each Seller in this Agreement and/or in any Ancillary Agreements shall be, and hereby are, deemed to be made jointly and severally by the Sellers and to be subject to the terms hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of the Buyer;

(b) require on the part of the Buyer any filing with, or Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which the Buyer is a party or by which the Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or Decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Litigation.  There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Buyer’s Knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5 Cash on Hand.  The Buyer has, and at the Closing will have, sufficient cash on hand to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Sellers of the Purchase Price at the Closing.

3.6 Subsidiary.  The Buyer is a wholly-owned Subsidiary of Hauppauge Digital, Inc.

3.7 No Other Representations or Warranties.  The representations and warranties by the Sellers contained herein and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II and in the Ancillary Agreements.  The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Sellers or any of their Affiliates, except as specifically set forth herein.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Operation of Business.

(a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the earlier of the Closing Date or a termination of this Agreement in accordance with Article VIII, each Seller shall conduct the operations of the Business in the ordinary course consistent with Past Practice.  Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing Date or a termination of this Agreement in accordance with Article VIII, with respect to the Business, the Sellers shall not, without the written consent of the Buyer:

(i) sell, lease, dispose of, assign or transfer any portion of the Acquired Assets in a single transaction or series of related transactions, except for sales in the ordinary course of business consistent with Past Practice;

(ii) mortgage, pledge or subject to any Security Interest any of the Acquired Assets or permit any such Acquired Assets to be subjected to any Security Interest;

(iii) increase the compensation or other benefits payable, or make any bonuses to, or materially modify the compensation arrangement with, any Business Employee, except (A) in the ordinary course of business consistent with Past Practice, (B) in connection with the negotiation, execution and implementation of the social plan (Sozialplan) in accordance with sections 111 et all of the German Works Council Constitution Act (Betriebsverfassungsgesetz), currently being negotiated (the “Social Plan”) in connection with the Business Employees; provided, however for purposes of clause (B), Seller shall obtain the written consent of Buyer (which shall not be unreasonably withheld or delayed) and (C) approval of the payment of bonuses to Continuing Employees (which payment will be paid by the Sellers) pursuant to the Social Plan which payment will be due and payable on the first anniversary of such Continuing Employees’ and severance payments to be paid;

(iv) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee, except (A) in the ordinary course of business consistent with Past Practice or (B) in connection with the negotiation, execution and implementation of the Social Plan currently being negotiated in connection with the Business Employees; provided, however for purposes of clause (B), Seller shall obtain the written consent of Buyer (which shall not be unreasonably withheld or delayed);

(v) materially amend the terms of any existing Business Benefit Plan, except as required by law;

(vi) materially change its accounting principles, methods or practices insofar as they relate to the Acquired Assets or the Business, except in each case to conform to changes in GAAP;

(vii) enter into any Contract relating exclusively to the Business outside the ordinary course of business consistent with Past Practice;

(viii) incur any liability in connection with the Business except for liabilities incurred in the ordinary course of business consistent with Past Practice; or

(ix)   enter into or amend any Contract with respect to any of the foregoing.

(b) Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, each Seller shall use its commercially reasonable efforts to preserve the Business intact, keep available the services of the Business Employees and preserve the goodwill of the Business.

4.2 Access.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, each Seller shall afford to the Buyer and its directors, officers, employees, accountants, attorneys, bankers, business advisers, consultants, agents and representatives reasonable access, at reasonable times, during regular business hours and upon reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Business, to the books, records, personnel (with a representative of the Sellers present) and properties exclusively related to the Business so that the Buyer, at its own expense, may have an opportunity to make such review, examination and investigation of the Acquired Assets and the Business.  Each Seller will cause the employees, accountants, attorneys and other agents and representatives of the Business to reasonably cooperate with said review, examination and investigation.  Notwithstanding the foregoing, none of the Sellers shall be obligated (i) to provide any information or documents that are the subject of confidentiality agreements in existence on the date hereof, or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto; provided, however in each case that the Sellers shall use commercially reasonable efforts to provide such information in a manner that does not violate the provisions of applicable law or the confidentiality provisions set forth in the applicable agreement or cause the loss of attorney-client privilege.  The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by any Seller or any of such Seller’s Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement.

4.3 Satisfaction of Conditions.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, each Seller and the Buyer will use their respective commercially reasonable efforts to ensure that the Sellers’ conditions (to be performed by Sellers) set forth in Section 5.1 the Buyer’s conditions (to be performed by Buyer) set forth in Section 5.2 are satisfied.

4.4 Consents.  Promptly following the execution of this Agreement, the Buyer and each Seller will use their commercially reasonable efforts to obtain consents of any and all Persons (including Governmental Entities) necessary for the consummation of the transactions contemplated by this Agreement, including the approvals, consents and licenses required by Section 5.1(m) and Section 5.2(k) (as applicable).

4.5 No Negotiations.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, no Seller shall, directly or indirectly, (i) solicit or initiate discussions, engage in negotiations, or continue any discussions or negotiations that heretofore commenced, with any Person (“Potential Offeror”) (whether such negotiations are initiated by it or otherwise), other than the Buyer, with respect to the possible acquisition of the Sellers (except to the extent that such possible acquisition excludes the Acquired Assets and Business), Business, the Acquired Assets or any portion thereof, whether by way of merger, acquisition of assets, acquisition of stock or other equity interest or otherwise (a “Potential Transaction”), (ii) provide any information with respect to Sellers (except to the extent excluding the Acquired Assets and Business), the Business or the Acquired Assets to any Person, other than the Buyer, in connection with a Potential Transaction, or (iii) enter into any Contract with any Person, other than the Buyer, concerning or relating to a Potential Transaction.   If, after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, any Seller or any of its officers, directors, employees, representatives or agents receives any unsolicited offer or proposal to enter into negotiations relating to a Potential Transaction, it shall promptly notify the Buyer of such fact and shall return any such written offer to such Potential Offeror.

4.6 Business Financial Statements.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, each Seller shall use its commercially reasonable efforts to cause the audit of the Business Financial Statements to be completed within thirty (30) days after the date of this Agreement.

4.7 Business Employees.  Notwithstanding the Notice delivered to the Business Employees pursuant Section 9.1 hereof and Section 613a para. 5 German Civil Code, promptly following the execution and delivery of this Agreement, and in any event no later than five (5) calendar days after Sellers advise Buyer in writing of the adoption of the Social Plan by the Works Council, the Buyer shall deliver, in writing, an offer of employment (a copy of each such offer to be provided to the Sellers prior to delivery to the employees) to each of the Business Employees, such employment to commence on the day immediately following the Closing (the Business Employees accepting offers of employment with the Buyer or any of its Affiliates commencing on the day immediately following the Closing or within sixty (60) days thereafter, the “Continuing Employees”).  The terms offered to each such Business Employee will be on terms substantially similar to the terms applicable to such employee immediately prior to the date hereof.  The Buyer shall provide to the Sellers upon the request of Sellers on the status of acceptance and rejection of such offers of employment to the Business Employees and shall deliver to the Sellers a preliminary schedule of the names of the Continuing Employees, to the extent then known by the Buyer, no later than three (3) calendar days prior to the Closing, and a revised final schedule of the names of the Continuing Employees on the Closing Date.  The Buyer and the Sellers shall use their respective commercially reasonable efforts to cause the applicable Business Employees to accept such offers.  The Sellers hereby consent to the hiring by the Buyer or an Affiliate of the Buyer of the Continuing Employees.  Each Seller shall use its commercially reasonable efforts to assist the Buyer in complying with its obligations pursuant this Section 4.7.

4.8 Codecs.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, each Seller shall use its commercially reasonable efforts to ensure, at Seller’s own cost that, effective as of the Closing, dicas digital image coding GmbH grants a non-exclusive license to Buyer (the “Codec License”) for the use of  the codecs set forth on Schedule 4.8 with a rights substantially similar to the rights that Seller has with respect to such codecs as of the date hereof.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) the representations and warranties of the Sellers set forth in Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Business Material Adverse Effect (it being agreed that any materiality or Business Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to, result in a Business Material Adverse Effect for purposes of this clause (iii));

(b) each Seller shall have performed or complied with the agreements and covenants required to be performed or complied with in all material respects by it under this Agreement as of or prior to the Closing;

(c) no Action, suit or proceeding shall have been instituted and continuing or be pending, by or before any Governmental Entity or shall have been threatened in writing and be unresolved, seeking to prevent, restrain, or obtain any material amount of damages from the Buyer in respect of, the consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements or which would reasonably be expected to adversely affect in any material respect the right of the Buyer to own the Acquired Assets or operate the Acquired Assets and the Business following the Closing Date, or which would reasonably be expected to have a material adverse effect thereon and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d) the Parent shall have delivered to the Buyer the Parent Certificate;

(e) certain of the Business Employees as set forth on Schedule 9.1 shall have accepted offers of employment with the Buyer or a Subsidiary of the Buyer (or not objected to the Transfer) with such employment to commence following the Closing;

(f) the Sellers shall have executed and delivered to the Buyer the Inventory Agreement, in substantially the form of Exhibit D, and such Inventory Agreement shall be in full force and effect;

(g) the Sellers shall have executed and delivered to the Buyer the Transition Services Agreement and such Transition Services Agreement shall be in full force and effect;

(h) the Sellers shall have executed and delivered to the Buyer the License Agreement, in substantially the form of Exhibit E, and such License Agreement shall be in full force and effect;

(i) the Escrow Agreement contemplated by Section 6.3(b)(ii) shall have been executed and delivered to the Buyer, in form reasonably acceptable to the Buyer, and shall be in full force and effect;

(j) the Codec License contemplated by Section 4.8 shall have been executed and delivered to the Buyer and shall be in full force and effect;

(k) the Buyer shall have received a certificate, dated the Closing Date, signed by an officer of the Parent (the “Order Certificate”), that sets forth, in reasonable detail, the Open Customer Orders and Open Vendor Orders of the Sellers as of the Closing Date, which certificate is certified by an officer of the Parent to be true and complete in all material respects;

(l) the Sellers shall have delivered to the Buyer the Business Financial Statements;

(m) the Sellers and the Buyer shall have obtained all approvals, consents, licenses and Permits of third parties, including Governmental Entities, necessary for the performance by the Sellers and the Buyer of all of their respective material obligations under this Agreement, including the transfer by the Sellers of the Acquired Assets to the Buyer as contemplated hereby;

(n) no Business Material Adverse Effect shall have occurred, and no event shall have occurred that would reasonably be expected to result in a Business Material Adverse Effect; and

(o) the Buyer shall have received such other customary certificates (including certificates of good standing of the Sellers in their jurisdictions of organization (to the extent available in such jurisdictions) and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Sellers) of the following conditions:

(a) the representations and warranties of the Buyer set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (iii));

(b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with in all material respects  by it under this Agreement as of or prior to the Closing;

(c) no Action, suit or proceeding shall be pending by or before any Governmental Entity or shall have been threatened in writing and be unresolved, seeking to prevent, restrain, or obtain any material amount of damages from the Sellers in respect of, the consummation of the transactions contemplated by this Agreement and/or any Ancillary Agreement, and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

(d) the Buyer shall have delivered to the Parent the Buyer Certificate;

(e) the Buyer shall have entered into the Inventory Agreement, in substantially the form of Exhibit D, and such Inventory Agreement shall be in full force and effect;

(f) the Buyer shall have executed and delivered the Transition Services Agreement and such Transition Services Agreement shall be in full force and effect;

(g) the Buyer shall have executed and delivered the License Agreement, in substantially the form of Exhibit E, and such License Agreement shall be in full force and effect;

(h) the Buyer Parent Guaranty shall be in full force and effect;

(i) the Escrow Agreement contemplated by Section 6.3(b)(ii) shall have executed and delivered to the Sellers, in form reasonably acceptable to the Sellers, shall be in full force and effect;

(j) all approvals of Governmental Entities required to be obtained by the Sellers for the consummation of the transactions contemplated by this Agreement shall have been obtained;

(k) the Sellers and the Buyer shall have obtained all approvals, consents, licenses and Permits of third parties, including Governmental Entities, necessary for the performance by the Sellers and the Buyer of all of their respective material obligations under this Agreement, including the transfer by the Sellers of the Acquired Assets to the Buyer as contemplated hereby; and

(l) the Parent shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Sellers.  On the terms and subject to the conditions of this Article VI, from and after the Closing, the Sellers, jointly and severally, shall reimburse, indemnify and hold harmless the Buyer and its directors, officers, employees and stockholders and their respective successors and assigns (each, an “Indemnified Buyer Party”) in respect of and against, any and all Damages incurred or suffered by the Indemnified Buyer Parties that result from or arise out of:

(a) any misrepresentation or  breach of a representation or warranty of the Sellers contained in (i) this Agreement, (ii) any of the Ancillary Agreements or (iii) any of the certificates or instruments delivered by the Sellers in connection with this Agreement and/or the Ancillary Agreements, in each case either made as of the date of this Agreement or as of the Closing;

(b) any failure by any Seller to perform, and any non-fulfillment by any Seller of, any covenant or agreement of any Seller contained in this Agreement or any Ancillary Agreement;

(c) except with respect to Continuing Employees, any claims by any employee of Sellers or their Affiliates that such employee has a right to employment or continuing employment with Buyer or any of its Affiliates after the Closing Date; and

(d) any of the Excluded Liabilities.

6.2 Indemnification by the Buyer.  On the terms and subject to the conditions of this Article VI, from and after the Closing, the Buyer shall reimburse, indemnify and hold harmless each Seller and its directors, officers, employees and stockholders and their respective successors and assigns (each, an “Indemnified Seller Party”) in respect of and against, any and all Damages incurred or suffered by any Indemnified Seller Party that result from or arise out:

(a) any misrepresentation or  breach of a representation or warranty of the Buyer contained in (i) this Agreement, (ii) any of the Ancillary Agreements or (iii) any of the certificates or instruments delivered by the Buyer in connection with this Agreement and/or the Ancillary Agreements, in each case either made as of the date of this Agreement or as of the Closing;

(b) any failure by the Buyer to perform, and any non-fulfillment by the Buyer of, any covenant or agreement of the Buyer contained in this Agreement or any Ancillary Agreement; and

(c) any of the Buyer Liabilities.

6.3 Claims for Indemnification.

(a) Third-Party Claims.  All Claims for indemnification made under this Agreement resulting from, related to or arising out of a Claim by a third-party against an Indemnified Party shall be made in accordance with the following procedures.  An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party Claim, and the amount or estimated amount of the Damages claimed to the extent then feasible (which estimate shall not be conclusive of the final amount of the Claim).  Upon written notice thereof to the Indemnified Party, the Indemnifying Party assume control of the defense of such action, suit, proceeding or Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense; provided, however that the Indemnifying Party may not control such defense of any Claim that, if determined adversely to the Indemnified Party, would reasonably be expected to have a material adverse effect on the business, operation, assets or properties of the Indemnified Party.  The Party not controlling such defense may participate therein at its own expense; provided, however that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, further, that except as provided above in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or Claim without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not consent to the entry of any judgment against the Indemnified Party or agree to any settlement or compromise that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.  The failure to timely give a timely notice as contemplated hereby shall not relieve any Seller of its obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to such Seller in defense of the Claim.

(b) Procedure for Claims.  An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice.  Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), or (ii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response or if the Indemnifying Party does not timely deliver a written response pursuant the second sentence of this Section 6.3(b), then the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.12.

(ii)           Upon the final determination of an indemnifiable Claim under this Article VI, the Indemnifying Party shall pay to the Indemnified Party, within ten (10) days after such final determination, the amount of the indemnifiable Damages (as finally determined).  Further, pending the final determination of an indemnifiable Claim in accordance with the provisions of this Article VI, and provided that the escrow agreement contemplated by the last sentence of this Section 6.3 shall be in effect, the Buyer may deduct from any amounts due to the Sellers pursuant to the Inventory Agreement (and the Buyer shall forthwith deposit into the escrow account contemplated by this Section 6.3) an amount equal to such indemnifiable Claim (such amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such indemnifiable Claims) (the “Escrowed Amount”).  The Escrowed Amount shall be placed into an escrow account pursuant to a customary escrow agreement, which the Buyer and the Sellers shall negotiate in good faith and execute and deliver prior to the Closing, with terms and conditions, and with an escrow agent, reasonably satisfactory to the Parties.

6.4 Survival.

(a) The representations and warranties of the Sellers and the Buyer set forth in this Agreement, the Parent Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the day which is eighteen (18) months following the Closing Date, at which time they shall expire.  Notwithstanding the foregoing, the representations and warranties of the Sellers contained in Sections 2.1 and 2.2 and of the Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of the last statute of limitations applicable to claims with respect to the matters covered thereby.

(b) If an indemnification Claim with respect to a breach of representation or warranty is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such Claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such Claim.

(c) For avoidance of doubt, the provisions of, and limitations set forth in, Sections 6.4(a) and 6.4(b) only apply to representations and warranties made under this Agreement, and only apply to the extent provided therein.  Except as set forth herein, the provisions of, and limitations set forth in, Sections 6.4(a) and 6.4(b) do not apply to any other provision or section hereto.

6.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification Claims under this Agreement arising out of breaches of representations and warranties:

(i) no Party may make any Claim for indemnification under this Article VI unless and until the aggregate indemnifiable Damages paid, incurred or resulting from such otherwise indemnifiable matter exceed Fifty Thousand Dollars ($50,000) in the aggregate (the “Indemnification Threshold”) (at which time Claims may be made and indemnifiable Damages will be determined for amounts only in excess of the Indemnification Threshold);

(ii) the aggregate liability of the Sellers for all Damages under this Article VI shall not exceed the Purchase Price; and

(iii) the aggregate liability of the Buyer for all Damages under this Article VI shall not exceed the Purchase Price.

For the avoidance of doubt, it is understood and agreed by the Parties that the limitations set forth in clauses (i), (ii) and (iii) of this Section 6.5(a) shall not be applicable to Claims for indemnification by an Indemnified Buyer Party under Section 6.1(b), (c) or (d) or by an Indemnified Seller Party under Section 6.2(b) or (c).

(b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are consequential, special or punitive or otherwise not actual damages or that are in the nature of lost profits.  Each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate and minimize the Damages incurred or sustained as a result of breaches of or inaccuracies in representations or warranties or breaches of covenants or agreements.

(c) To the extent that Buyer shall be entitled to indemnification in respect of any inaccuracy in any representation or warranty of the Sellers, the Buyer shall be entitled to such indemnification notwithstanding that the Buyer (i) has actual knowledge on the date of this Agreement that such representation or warranty is inaccurate as of the date of this Agreement or (ii) has actual knowledge as of the Closing Date that such representation or warranty is inaccurate as of the Closing Date.

(d) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by eighty percent (80%) of the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier.  An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages.

(e) Notwithstanding any other provision of Article I and Article VI, as between the Sellers and the Buyer, with respect to all Damages arising from or related to third-party claims relating to the Consigned Inventory (the “Consigned Inventory Damages”), the Indemnified Buyer Parties collectively shall be responsible for fifty percent (50%) of such Consigned Inventory Damages (the “Buyer Share”) and the Indemnified Seller Parties collectively shall be responsible for fifty percent (50%) of such Consigned Inventory Damages (the “Sellers Share”).  To the extent that the Indemnified Buyer Parties collectively have paid more than fifty percent (50%) of such Consigned Inventory Damages (the amount by which such payments exceed the Buyer Share, the “Excess Buyer Amount”), the Sellers shall pay the Excess Buyer Amount to the Buyer, and to the extent that the Indemnified Seller Parties collectively have paid more than fifty percent (50%) of such Consigned Inventory Damages (the amount by which such payments exceed the Sellers Share, the “Excess Seller Amount”), the Buyer shall pay the Excess Seller Amount to the Sellers.  Any amounts due from the Seller to the Buyer or form the Buyer to the Sellers pursuant to this Section 6.5(e) shall be paid promptly upon written notice and delivery of documentation reasonably evidencing the payment of such amounts.

(f) Except with respect to Claims for non-monetary equitable relief (including specific performance), fraud or willful breach, and the rights and obligations pursuant to Section 1.5(b) hereof, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to Claims covered by Section 6.1 or Section 6.2 or otherwise relating to the transactions that are the subject of this Agreement.

(g) In no event shall any Indemnified Party be entitled to be indemnified for, or otherwise recover, any Damages in excess of the actual amount of such Damages, and in no event shall any Indemnified Party be entitled to double or multiple recovery for items that constitute both an Buyer Liability or Excluded Liability, on the one hand, and a breach of inaccuracy in any representation or warranty or a breach of covenant or agreement, on the other hand.

6.6 Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE VII

TAX MATTERS

7.1 Tax Matters.

(a) The Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.  The Parties shall cooperate reasonably and in good faith in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Taxes described in the immediately preceding sentence, and in providing each other with appropriate resale exemption certification and other similar Tax and fee documentation (if any) to the extent applicable.

(b) The Buyer shall be solely responsible for the payment of any and all Taxes attributable to the acts or omissions of the Buyer or the Buyer’s Affiliates occurring after the Closing.  The Sellers shall be solely responsible for the payment of any and all Taxes attributable to the acts or omissions of the Sellers or the Seller’s Affiliates occurring prior to, on or after the Closing.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before March 31, 2009 by reason of the nonsatisfaction and nonwaiver of any condition precedent under Section 5.1; and

(c) the Parent may terminate this Agreement on behalf of the Sellers by giving written notice to the Buyer if the Closing shall not have occurred on or before March 31, 2009 by reason of the nonsatisfaction and nonwaiver of any condition precedent under Section 5.2.

8.2 Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties.  Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant, agreement, representation or warranty contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

8.3 Waiver.  Any condition to the performance of the Parties which legally may be waived on or prior to the Closing Date may be waived at any time by the Party entitled to the benefit thereof by an instrument in writing executed by the relevant Party or Parties.  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any Party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such Party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE IX

EMPLOYEE MATTERS

9.1 Business Employees

(a)  The Parties understand and agree that the transactions contemplated by this Agreement constitute a transfer of undertaking within the meaning of Section 613a German Civil Code (Betriebsübergang) resulting in the transfer, by operation of law, of the employment relationships of the Business Employees, and all rights and duties therein, to the Buyer (the “Transfer”).

(b) The Business Employees will be informed by Buyer and Seller by means of a joint written notice (the “Notice”) pursuant to Section 613a para. 5 German Civil Code, about the date or the contemplated date of the transfer of undertaking, the reason for the transfer of undertaking, the legal, economic and social effects on the Business Employees and actions, if any, considered to be taken with respect to the Business Employees. The Notice shall be delivered to the Business Employees by Buyer and Seller on or about October 31, 2008. The Parties acknowledge that, as a matter of German statutory law, each Business Employee may, within one (1) month following receipt of the Notice, veto the Transfer (Section 613a para. 6 German Civil Code).

ARTICLE X

OTHER POST-CLOSING COVENANTS

10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations regarding classified information following the Closing, each Party shall afford to each other Party and to such Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information related to the Business or otherwise to the transactions contemplated by this Agreement that is within the possession or control of such Party and (ii) reasonable access to the personnel of such Party.  Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

(b) Reimbursement.  A Party making Information or personnel available to another Party under this Section 10.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

(c) Retention of Records.  Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six (6) years after the Closing Date, all Information in its possession or control pertaining to the Business or otherwise to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(d) Confidentiality.  Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party or Parties furnished to it by such other Party or Parties or their representatives pursuant to this Section 10.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the Buyer prior to it being furnished to the Buyer, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party; provided, that the source of such Information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such Information); and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the Information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Information by the tribunal or other entity.  Neither Party shall use any Information of the other Party or Parties in any way that would reasonably be expected to have a material adverse effect on such other Party or Parties, its or their respective Affiliates, or its or their respective businesses, assets, liabilities, financial condition and/or results of operations.  The restrictions on the Buyer set forth in this Section 10.1(d) with respect to Information related to the Acquired Assets or exclusively related to the Business shall lapse as of the Closing and from and after the Closing shall be of no further force or effect.

10.2 Covenant Not to Compete.  In order to induce the Buyer to consummate the transactions contemplated by this Agreement, each Noncompetition Party, jointly and severally, hereby covenants and agrees with the Buyer as follows:

(a) no Noncompetition Party (nor any of its respective subsidiaries or Affiliates) will, and no Noncompetition Party will cause or permit any of its respective subsidiaries or Affiliates to, at any time during the Noncompetition Period, without the prior written consent of the Buyer, directly or indirectly, whether individually or as a principal, partner, shareholder, joint venturer, member, manager, agent or representative of, or consultant or independent contractor to, any person or entity, or in any other capacity:

(i) except as provided in Section 10.2(b), engage anywhere throughout the world, in the Restricted Business and shall not make any investments in any entity engaged in the Restricted Business, provided, however that the foregoing shall not (i) restrict any Noncompetition Party or any of its respective subsidiaries or Affiliates from acquiring or otherwise holding or beneficially owning up to five percent (5%), in the aggregate, of the outstanding voting stock of any such entity engaged in the Restricted Business whose securities are listed on a United States or foreign national stock exchange or (ii) restrict any Noncompetition Party or any of its respective subsidiaries or Affiliates from engaging in the activities (the “Parent Activities”) comprising the description of the Parent’s business set forth in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, excluding all of the Parent Activities that constituted a part of and/or comprised the Business;

(ii) license the “Pinnacle” name to any person or entity for use anywhere in the world in the Restricted Business;

(iii) intentionally cause or seek to persuade any customer, distributor, reseller, retailer, agent, representative or supplier of any Noncompetition Party or any of its respective subsidiaries or controlled Affiliates in connection with the Business prior to the Closing Date (the foregoing collectively being referred to as “Business Associates”) to discontinue or materially modify the status or relationship of such person or entity with the Buyer as a Business Associate following the Closing Date; or

(iv) intentionally cause or seek to dissuade any person or entity known to any Noncompetition Party to be considering a potential Business Associate relationship with the Buyer from entering into a Business Associate relationship with the Buyer.

(b) Notwithstanding anything to the contrary set forth in this Section 10.2, and subject in all respects to the restrictions set forth in the proviso that follows below in this paragraph (ii), no Noncompetition Party (nor any of its respective subsidiaries or Affiliates) will be prohibited from acquiring (a “Limited Acquisition”) any entity (an “Acquired Entity”) which is engaged in the Restricted Business if the operations of the Acquired Entity that engage in the Business are sold or terminated within nine (9) months of the closing date of such Limited Acquisition.

10.3 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise provided herein and in the Ancillary Agreements, the Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with any Seller.

(b) Notwithstanding the provisions of Section 10.2(a), the Buyer may:

(i) continue to use the Retained Marks for a period of eighteen (18) months following the Closing Date on Business Products that are (i) in process as of the Closing, (ii) in production as of the Closing or (iii) assembled and completed as of the Closing, (iii) subject to outstanding Open Customer Orders are placed on or before the Closing Date, provided in each case such Business Products are not modified or enhanced in any manner, or (iv) that are ordered from the vendors of the Business on or before the ninetieth (90th) day following the Closing Date provided the number of units of Business Product do not exceed the number of units of Business Products to be sold between January 1, 2009 and March 31, 2009 in the ordinary course of business; and

(ii) disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date.

(c) The licenses to use the Retained Marks set forth in this Section 10.3 shall not prohibit the Parent or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner; provided, however, that the Parent and its Affiliates shall not license or otherwise permit use of the Retained Marks by any entity which is engaged in the Business during the Noncompetition Period.  The Buyer agrees that its use of the Retained Marks shall be consistent in all material respects with the past practices of the Sellers and their respective direct and indirect Subsidiaries in connection with their conduct of the Business prior to the Closing Date and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Sellers and their direct and indirect Subsidiaries adhered immediately prior to the Closing.

10.4 Solicitation and Hiring.

(a) For a period of one (1) year after the Closing Date, the Buyer shall not, either directly or indirectly (including through any Affiliate), hire any officer, director or employee of the Sellers or any Subsidiary of the Sellers; provided, however, that the restrictions set forth in this Section 10.4(a) shall not be applicable with respect to the hiring of any employee of the Sellers or any Subsidiary of the Sellers (i) contemplated to be employed by the Buyer or any Subsidiary or Affiliate of the Buyer pursuant to the terms of this Agreement, and/or (ii) who has been employed in connection with, or engaged in, the Business prior to the Closing Date.

(b) For a period of one (1) year after the Closing Date, the Sellers shall not, either directly or indirectly (including through any Affiliate), hire any officer, director or employee of the Buyer or any Subsidiary of the Buyer.

10.5 Use of Retained Marks in Transferred Technology.  The Sellers and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in Buyer’s web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively to the Business maintained by the Sellers (or their Affiliates) substantially in the form existing as of the date hereof or the Closing Date.   Subject to the provisions of Section 10.3, prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content.  The Sellers (or their Affiliates) shall retain ownership of all domain names employing the name “Pinnacle”, “Pinnacle Systems” and “Pinnaclesys” and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name.  To the extent the Business utilized any internet protocol address space allocated to the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyer with respect thereto.

10.6 Payment of Liabilities.

(a) In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Buyer Liabilities, the Buyer shall reimburse such Seller or Affiliate for the amount so paid or discharged within thirty (30) days of being presented with written evidence of such payment or discharge.

(b) In the event that the Buyer (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Excluded Liabilities, the Sellers shall reimburse the Buyer or its Affiliate for the amount so paid or discharged within thirty (30) days of being presented with written evidence of such payment or discharge.

(c) In the event that the Buyer receives any payment from an account debtor of any Seller relative to accounts receivable of such Seller subsequent to the Closing Date with respect to any such account, the Buyer shall deliver same to such Seller not later than ten (10) Business Days after the Buyer’s receipt thereof.

(d)  In the event that any Seller receives any payment from an account debtor of the Buyer relative to accounts receivable of the Buyer subsequent to the Closing Date with respect to any such account, such Seller shall deliver same to the Buyer not later than ten (10) Business Days after such Seller’s receipt thereof.

10.7 Warranty Obligations.  The Buyer shall assume all after-sales service and warranty obligations with respect to products manufactured and sold by the Sellers on or prior to the Closing Date (the “Assumed Warranty Obligations”).  The Sellers shall pay to the Buyer an amount equal to the Buyer’s standard charges for parts and labor (which are consistent with the charges imposed on the Buyer’s customers) in satisfying the Assumed Warranty Obligations.  The Buyer shall invoice the Sellers monthly for all charges for parts and labor, and the Sellers shall pay such invoice within thirty (30) days after receipt.  The provisions of this Section 10.7 shall not relieve Buyer or any Seller of its indemnity obligations pursuant to Article VI, if any, relating to or arising out of product liability claims with respect to Business Products manufactured and sold by the Sellers or an Affiliate thereof on or prior to the Closing Date.

10.8 Test Data.  Within ten (10) days after the Closing, the Sellers shall deliver to Buyer a copy of all test data and other information reasonably required for the FCC and CE self certifications related to the Business Products.

10.9 Product Liability Insurance.  For a period of two (2) years following the Closing Date, each Seller shall, at its own expense, name Buyer as an additional named insured on its product liability insurance policies maintained by Seller (as of the date hereof) in connection with the Business (the “Insurance Policies”).  Each Seller shall from time to time after the date hereof, upon request of the Buyer, provide to Buyer an insurance endorsement confirming that such Insurance Policies are in effect.  Unless prohibited by the terms of the Insurance Policies or the rules and regulations of the underwriter of the Insurance Policies, a copy of renewals, replacements or endorsements thereto shall also be delivered to Buyer in a timely manner, and promptly upon the request therefore by Buyer.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accountant” shall mean a nationally recognized independent accounting firm who is not the independent accounting firm of either the Buyer or the Sellers.

“Acquired Assets” shall have the meaning set forth in Section 1.1(a).

“Acquired Entity” shall have the meaning set forth in Section 10.2(b).

“Action” shall mean any action, suit, proceeding, arbitration, claim or investigation by a Governmental Entity.

“Affiliate” shall have the meaning assigned to it in Rule 12b-2 under the Securities and Exchange Act of 1934; provided, that where such term is used in relation to the Parent, “Affiliate” shall only mean Affiliates that are controlled by the Parent and shall not include persons or entities that control, or are under common control with, the Parent.

 “Agreement” shall have the meaning set forth in the forepart of this Agreement.

“Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii), (vii), (viii), (ix), (x), and (xi) of Section 1.3(b).

“Assigned Contracts” shall mean the rights under the contracts or agreements to which any Seller is party listed on Schedule 1.1(a)(ii).

“Assumed Employee Liabilities” shall mean all liabilities and obligations of the Sellers and their Affiliates for sick days, vacation days and severance payments accrued for all periods of employment ended or ending prior to or as of the Closing with respect to each Continuing Employee who is employed by the Buyer at, or within sixty (60) days following, the Closing.

“Assumed Warranty Obligations” shall have the meaning set forth in Section 10.7.

“Business” shall mean the development, manufacture and sale of (i) personal devices containing a television tuner for receiving over-the-air, satellite and/or cable television signals that are used in conjunction with personal computers for personal television viewing or (ii) the application software designed to operate directly with such personal devices for device management, playback and programming received through such personal devices, in each case as heretofore conducted by the Sellers.

“Business Associates” shall have the meaning set forth in Section 10.2(a)(iii).

“Business as Conducted by the Buyer” shall mean:

(a)           the sale and distribution of the Consigned Inventory; and

(b)           the manufacture, sale and development by the Buyer after the Closing of (i) personal devices containing a television tuner for receiving over-the-air, satellite and/or cable television signals that are used in conjunction with personal computers for personal television viewing, but only to the extent that such devices were heretofore developed or designed by the Sellers (and are sold and transferred to the Buyer by the Sellers pursuant to this Agreement) or (ii) the application software designed to operate directly with such personal devices for device management, playback and programming received through such personal devices, but only to the extent that such software was heretofore developed by the Sellers (and sold, assigned or licensed to the Buyer by the Sellers pursuant to this Agreement).

“Business Benefit Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller for the benefit of Business Employees (and their beneficiaries) that are material to the Business.

“Business Customers” shall have the meaning set forth in Section 2.16.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Business Employees” shall mean the employees of any Seller or any Subsidiary of any Seller located in Braunschweig, Germany and listed on Schedule 9.1.

“Business Financial Statements” shall mean the audited consolidated balance sheets and consolidated statements of operations and cash flows of the Business as of and for such fiscal periods as required by Form 8-K under the Securities Exchange Act of 1934, as amended, contemplated to be filed by the Buyer in connection with the transactions contemplated this Agreement.

“Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is materially adverse to the business, financial condition or results of operations of the Business as a whole, or (b) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a “Business Material Adverse Effect” and none of the following shall be considered in determining whether a “Business Material Adverse Effect” exists or a matter would have or result in (or be expected to have or result in) a “Business Material Adverse Effect”: (i) any adverse change, effect or circumstance, including employee departures, losses or reductions of customer orders, supplier products or contract manufacturer capacity (or changes in the terms offered by customers, suppliers or contract manufacturers), that is directly attributable to the identity of the Buyer or otherwise to the pendency or performance of this Agreement or the Ancillary Agreements or the pendency or consummation of the transactions contemplated hereby or thereby; (ii) any adverse change, effect or circumstance resulting from changes in worldwide, regional or national economic conditions affecting any of the countries where the Business is conducted by the Sellers; (iii) any adverse change, effect or circumstance resulting from changes in the industry of the Business generally (except to the extent that the Business as conducted by the Sellers is disproportionately adversely affected thereby); or (iv) any adverse change, effect or circumstances resulting from action taken by the Buyer, any action required to be taken by the Sellers by this Agreement or the Ancillary Agreements, or any action taken by the Sellers at the direction or request of the Buyer.

“Business Product” shall have the meaning set forth in Section 2.19.

“Business Suppliers” shall have the meaning set forth in Section 2.15.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.

“Buyer Liabilities” shall have the meaning set forth in Section 1.1(c).

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

“Buyer Parent Guaranty” shall mean the Buyer Parent Guaranty, dated as of the date hereof, by and between the Sellers and Hauppauge Digital, Inc., in substantially the form attached hereto as Exhibit B.

“Buyer Share” shall have the meaning set forth in Section 6.5(e).

“Certification” shall mean all product certifications and ratings of Governmental Entities for the Business Products.

“Claim” shall mean any Action, claim or demand.

“Claim Notice” shall mean a written notice which contains (i) a description and the claimed amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Codec License” shall have the meaning set forth in Schedule 4.8.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement, dated 2008,  between the Buyer and the Parent.

“Consigned Inventory” means all inventory of the Sellers and their respective Subsidiaries consigned to the Buyer pursuant to the Inventory Agreement.

“Consigned Inventory Damages” shall have the meaning set forth in Section 6.5(e).

“Continuing Employees” has the meaning set forth in Section 4.7.

“Contract” shall mean any binding written or oral contract, agreement, lease, purchase order, arrangement, commitment, understanding or obligation.

“Damages” shall mean any and all liabilities, monetary damages, fines, fees, penalties, losses, deficiencies, assessments, out-of-pocket costs and expenses (including, but not limited to court costs, costs and expenses of investigation and reasonable attorneys’ fees and expenses).

“Decree” shall mean any order, injunction, judgment, award or decree.

 “Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer on the date hereof.

“Employee Benefit Plan” shall mean (i) any “employee pension benefit plan” (as defined in Section 3(2)  of ERISA) other than a Multiemployer Plan, (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law.

“Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental Law” shall mean any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (i) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; or (iv) the Release or threatened Release of Materials of Environmental Concern to the Environment.

“Environmental Matters” shall mean any legal obligation or liability arising under Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Seller.

“Excess Buyer Amount” shall have the meaning set forth in Section 6.5(e).

“Excess Seller Amount” shall have the meaning set forth in Section 6.5(e).

“Excluded Assets” shall have the meaning set forth in Section 1.1(b).

“Excluded Liabilities” shall have the meaning set forth in Section 1.1(d).

“GAAP” shall mean United States generally accepted accounting principles.

“German Transfer Deed” shall mean the deed of transfer for the Acquired Assets located in Germany, in form reasonably acceptable to the Buyer and the Sellers.

“Governmental Entity” shall mean any federal, state, local and foreign court, arbitrational tribunal, administrative agency or commission, bureau, instrumentality or other governmental or regulatory authority or agency.

“Income Taxes” shall mean any taxes imposed upon or measured by net income.

“Indemnification Threshold” shall have the meaning set forth in Section 6.5(a)(i).

“Indemnified Buyer Party” shall have the meaning set forth in Section 6.1.

“Indemnified Party” shall mean an Indemnified Buyer Party or an Indemnified Seller Party (as the case may be).

“Indemnified Seller Party” shall have the meaning set forth in Section 6.2.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Information” shall mean all information, records, books, Contracts, instruments, documents, correspondence, computer data and other data and information in whatever form.

“Insurance Policies” shall have the meaning set forth in Section 10.9.

“Intellectual Property” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Inventory Agreement” shall mean the Inventory and Product Return Agreement, dated as of the Closing Date, by and between the Parent and certain of the Sellers, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit D.

“Knowledge” shall mean, (i) with respect to the Buyer, the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Hauppauge Digital, Inc. and such knowledge as such Persons should have after a reasonable inquiry and (ii) with respect to the Sellers, the actual knowledge of Bryan Kennedy - Director Corporate Development, Elizabeth Hernandez - Consumer Division CFO, Joerg Tewes - Vice President WW Consumer Engineering, Tanguy Leborgne - Vice President Consumer Marketing & Customer Support, Jason Hartman - Vice President North American Sales, Clive Hudson - Vice President EMEA Sales, Chip Smith - Director of Operations, Joern Lembke - WW Director TV Viewing Product Management, Alexander Roy - Director Engineering Braunschweig, and Sheila Jacques - Director Pinnacle Legal Services, and such knowledge as such Persons should have after a reasonable inquiry.

“Letter of Intent” shall have the meaning set forth in Section 12.4.

“License Agreement” shall mean the Intellectual Property License Agreement, dated as of the Closing Date, by and between Parent and certain of the Sellers, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit E.

“Limited Acquisition” shall have the meaning set forth in Section 10.2(b).

“Listed Intellectual Property Agreements” shall have the meaning set forth in Section 2.9.

“Materials of Environmental Concern” shall mean any hazardous substance, pollutant or contaminant, as those terms are defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and oil, petroleum and petroleum products.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Noncompetition Party” shall mean the Parent (its officers and directors) and all Affiliates thereof.

“Noncompetition Period” shall mean the period commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date.

“Notice” shall have the meaning set forth in Section 9.1(b).

“Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, in each case any Business Product that is reasonably likely to result in a claim or loss.

“Open Customer Orders” shall mean all orders from customers of the Business that have not been shipped that were incurred in the ordinary course of business consistent with Past Practice.

“Open Vendor Orders” shall mean all orders from suppliers and vendors of the Business that have issued by any Seller but with respect to which, and to the extent, the underlying goods have not been received that were incurred in the ordinary course of business consistent with Past Practice.

“Order Certificate” shall have the meaning set forth in Section 5.1(k).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Activities” shall have the meaning set forth in Section 10.2(a)(i).

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) of Section 5.1 is satisfied.

“Parties” shall mean the Sellers and the Buyer collectively.

“Past Practice” shall mean the past practice of the applicable Seller, with such exceptions as will not result in a Business Material Adverse Effect and such exceptions as are disclosed in the Disclosure Schedule.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, franchises or authorizations from any Governmental Entity relating to the Business and listed on Schedule 1.1(a)(vii), the absence of which will not in and of itself result in a Business Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other equity, including any agency, division, subdivision, audit group or procuring office of a Governmental Entity, whether domestic or foreign, national, state or local.

“Post Closing Assets” shall have the meaning set forth in Section 1.5(b).

“Potential Offeror” shall have the meaning set forth in Section 4.5.

“Potential Transaction” shall have the meaning set forth in Section 4.5.

“Product Liability Policies” shall have the meaning set forth in Section 2.19(b).

“Public and Private Plan Liability” shall mean any and all liabilities and obligations under or in connection with any benefit, welfare, social compensation or pension program, fund, plan, agreement or arrangement (whether public or private) with respect to any Seller Personnel, including any written or oral program, fund, plan, agreement or arrangement involving payment or compensation, including insurance coverage, remuneration payments, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or any and all other forms of social compensation, incentive compensation or post-retirement compensation or fringe benefits.

“Purchase Price” shall mean Five Million Dollars (U.S. $5,000,000).

“Purchased Software” shall have the meaning set forth in Section 1.5(c).

“Rebates” shall mean rebates, credits and allowances for Business Products.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

“Restricted Business” shall mean the development, manufacture and sale of (i) personal devices containing a television tuner for receiving over-the-air, satellite and/or cable television signals that are used in conjunction with personal computers for personal television viewing or (ii) the application software designed to operate directly with such personal devices for device management, playback and programming received through such personal devices.

“Retained Marks” shall mean any Trademarks, tradenames, logos or any contraction, abbreviation or simulation of any Seller.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens in the ordinary course of business in amounts not delinquent, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, exclusive of borrowed money (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable which are not yet delinquent or which are being contested in good faith, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens arising solely by action of the Buyer, and (vii) liens which do not materially and adversely impair the use or value of the Acquired Assets.

“Seller PCTV Intellectual Property” shall mean the Intellectual Property set forth on Schedule 1.1(a)(iii).

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Sellers Share” shall have the meaning set forth in Section 6.5(e).

“Social Plan” shall have the meaning set forth in Section 4.1(a)(iii).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Parent (or another Subsidiary) holds stock or other ownership interests representing more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity.

“Tax Audit” shall mean any audit or examination of Taxes by any Taxing Authority.

“Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean any applicable governmental authority responsible for the imposition of Taxes.

“Tax Purchase Price” shall mean the amount of the Purchase Price and the Buyer Liabilities.

“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transfer” shall have the meaning set forth in Section 9.1(a).

“Transition Services Agreement” shall mean a transition services agreement in such form as is agreed among the Parties prior to Closing with such terms and conditions as are acceptable to the Buyer and the Sellers in their respective sole discretion, which shall, with regard to each, by final, conclusive and binding.  The Parties contemplate, but it shall not be required, that the Transition Services Agreement shall include, among other matters, an economic allocation of credits, discounts, volume rebates, market development funds and other promotional and pricing items such that credits and debits are allocated proportionately to the Buyer and the Sellers based on dollar volume of relevant sales.

“Unaudited Financial Information” shall mean the statement of revenue, cost of goods sold, gross margin and other information set forth on Schedule 2.5(b).

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Announcements.  Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, the form reasonable acceptable to the Parties.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).  Unless specifically required by the Securities and Exchanged Commission, neither Party shall file or publicly disclose, either in whole or in part, any schedule to this agreement, including the Disclosure Schedule.

12.2 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

12.3 Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

12.4 Entire Agreement.  This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Sellers, on the other hand.  The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the Parties and upon which the Parties have relied, and shall not be deemed waived or otherwise affected by any investigation made by any Party hereto.  This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, and the parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement.  The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.  The Buyer and the Parent hereby agree that from and after the date hereof, that certain letter agreement between them dated September 29, 2008 (together with Exhibits A and B thereto, the “Letter of Intent”) shall be of no further force or effect, other than the provisions of Paragraphs 5(a), 5(b), 5(c), 5(d), 10, 11 and 12 thereof, which shall continue in full force and effect in accordance with their terms.

12.5 Succession and Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to (i) any entity that acquires all or substantially all of a Party's business or assets, (ii) by the Buyer to one or more Affiliates or the Sellers to its Subsidiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: Hauppauge Digital, Inc. 91 Cabot Court Hauppauge, New York 11788 Facsimile: (631) 434-3198 Attention:Kenneth Plotkin	Copy to: Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11444 Facsimile: (516) 296-7111 Attention: Steven J. Kuperschmid, Esq.
If to any Seller: Avid Technology, Inc. Avid Technology Park One Park West Tewksbury, MA 01876 Facsimile: 978 640 3366 Attention: Legal Department	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 1117 S. California Avenue Palo Alto, CA 94304 Facsimile: 650 858 6100 Attention: Rod J. Howard, Esq. and Joseph K. Wyatt, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7 Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party to be charged therewith.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.9 Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Specific Performance.  Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement including Section 10.2 and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

12.11 Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

12.12 Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6.  Nothing in this Section 12.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

12.13 Bulk Transfer Laws.  The Buyer acknowledges that the Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

12.14 Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) As used in this Agreement, the word “including” and its variants shall mean “including, without limitation,” the masculine gender shall include the feminine and the neuter, and the singular number shall include the plural, and vice versa.

(f) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

12.15 Foreign Exchange Conversions.  If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article VI ) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI, would have first become obligated to do so but for the operation of Section 6.5(a)); provided, however, that nothing in this Section 12.15 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or GAAP.

12.16 Action or Consent by the Sellers.  For purposes of this Agreement and the Ancillary Agreements (including any notice or consent to be given or action to be taken hereunder or thereafter or in connection herewith or therewith) and the transactions contemplated hereunder, the consent of any Seller shall constitute the consent of all Sellers.

12.17 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.18 Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

12.19 Action or Consent by the Sellers.  For purposes of this Agreement and the Ancillary Agreements (including any notice or consent to be given or action to be taken hereunder or thereafter or in connection herewith or therewith) and the transactions contemplated hereunder, the act or consent of any Seller shall constitute the act or consent of all Sellers.

12.20 Joint and Several Obligations of the Sellers.  All representations, warranties, covenants and agreements made by each Seller, and/or any Affiliate of any of the foregoing in this Agreement and/or in any Transaction Document shall be, and hereby are, deemed to be made jointly and severally by all Sellers and to be subject to the terms hereof.

IN WITNESS WHEREOF, the Buyer and the Sellers have caused this instrument to be duly executed under seal as of and on the date first above written.

THE BUYER:

PCTV Corp.

/s/ Ken Plotkin
Ken Plotkin
Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

THE SELLERS:

Avid Technology, Inc.

/s/ Ken Sexton
Ken Sexton
Executive Vice President, Chief
Administrative Officer and Chief Financial
Officer
SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

THE SELLERS:

Pinnacle Systems, Inc.

/s/ Ken Sexton
Ken Sexton
President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

THE SELLERS:

Avid Technology International BV

/s/ Joel Legon
Joel Legon
Director

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

THE SELLERS:

Avid Development GmbH

/s/ Joerg Tewes
Joerg Tewes
Managing Director

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

THE SELLERS:

Avid Technology GmbH

/s/ Joerg Tewes
Joerg Tewes
Procura

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A — FORM OF BILL OF SALE

This Bill of Sale dated as of _________________, 200_ is executed and delivered by __________________________________ [Insert name of each Seller] ( which are collectively referred to herein as the “Sellers”), to _____________, a __________ corporation (the “Buyer”).  All capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of _________, 200_ among, inter alia, [the Parent], a _____________ corporation, the Buyer and the Sellers (the “Agreement”).

WHEREAS, pursuant to the Agreement, each Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase and acquire, all of such Seller’s right, title and interest in and to the assets, properties and rights of the Seller described in the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Sellers hereby agree as follows:

1. The Sellers hereby sell, convey, assign, transfer and deliver to the Buyer, its successors and assigns, all of the Acquired Assets.

2. This sale, conveyance, assignment and transfer has been executed and delivered by the Sellers in accordance with the Agreement and is expressly made subject to those liabilities, obligations and commitments which the Buyer has expressly assumed and agreed to perform, pay and discharge pursuant to the Assumption Agreement executed by the Buyer of even date herewith.

3. Each Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

4. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

C-

  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

[The Sellers]

By:________________________________

Name:_____________________________

Title:______________________________

By:________________________________

Name:_____________________________

Title:______________________________

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

ACCEPTED:

__________________________

By:________________________________

Title:______________________________

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT B — BUYER PARENT GUARANTY
E-

EXHIBIT C — FORM OF ASSUMPTION AGREEMENT

           This Assumption Agreement dated as of ________________, 200_, is made by __________, a ___________ corporation ( the “Buyer”), in favor of  _____________________ [Insert name of each Seller] (which are each individually referred to herein as an “Seller” and are collectively referred to herein as “Sellers”).  All capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of ____________, 200_ among, inter alia, ___________ [Parent], a __________ corporation, the Buyer and the Sellers (the “Agreement”).

WHEREAS, pursuant to the Agreement, each Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase and acquire, all of such Seller’s right, title and interest in and to the assets, properties and rights of the Seller described in the Agreement; and

WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Sellers relating to the Business;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer hereby agrees as follows:

1. The Buyer hereby assumes and agrees to pay, perform and discharge when due all of the Buyer Liabilities.

2. The Buyer, by its execution of this Assumption Agreement, and each Seller, by its acceptance of this Assumption Agreement, hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

3. The Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

IN WITNESS WHEREOF, the Buyer and the Sellers have caused this instrument to be duly executed under seal as of and on the date first above written.
E

[The Buyer]

By:________________________________

Name:_____________________________

Title:______________________________

[The Sellers]

By:________________________________

Name:_____________________________

Title:______________________________

By:________________________________

Name:_____________________________

Title: ______________________________

F-

EXHIBIT D — FORM OF INVENTORY AGREEMENT

F-

EXHIBIT E — FORM OF LICENSE AGREEMENT